Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Minnie Wright
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	415-738-6500
415-738-6500

DIGITAL REALTY TRUST, INC. ANNOUNCES ACQUISITION OF TWO PROPERTIES

IN UNITED STATES AND WESTERN EUROPE

San Francisco, CA (October 5, 2005) – Digital Realty Trust, Inc. (NYSE: DLR) today announced that it has recently acquired two properties located in Chicago, Illinois, and Amsterdam, Netherlands.

Printers’ Square, located in the South Loop neighborhood of Chicago, was purchased for approximately $39.0 million. The property is an important Internet Gateway for the Midwest containing technical facilities for many telecom network service providers and their customers. Printers’ Square is a strategic acquisition for Digital Realty Trust, further enhancing the Company’s product offering of mission critical facilities in the Chicago area. The property comprises approximately 161,500 square feet and is currently 85% leased.

The Amsterdam property, comprising approximately 112,500 square feet, was purchased for approximately 14.0 million Euros. The highly improved property is a three building data center facility located in the Amstel Business Park West, with close proximity to downtown Amsterdam. Originally built in 1988, the buildings were redeveloped in 2000 as a mission critical facility. It is currently 65% leased to a single tenant.

The blended unleveraged cash cap rate on the two acquisitions was 9.6%.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Digital Realty Trust, Inc. Announces Acquisition of Two Properties in United States and Western Europe

October 5, 2005

“We are very pleased with our continued portfolio growth in the United States and our increasing presence in Western Europe,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “Printers’ Square is an important hub for high-speed telecom networks including major Canadian carriers. Together with Lakeside Technology Center, this acquisition enhances our market leading position as the dominant provider of mission critical facilities for telecom network providers and corporate data center users in the Midwest. In addition, the Amsterdam property provides us with improved data center space available for new tenants during a period of increasing demand for technology-related facilities in Europe.”

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company’s 38 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 8.2 million net rentable square feet, excluding space held for redevelopment, Digital Realty Trust’s property portfolio is located throughout the United States and in Western Europe. For additional information, please visit the company’s website at www.digitalrealtytrust.com.

This press release contains forward-looking statements based on current expectations, forecasts and assumptions, including current expectations, forecasts and assumptions related to our market position in the United States and Europe. These current expectations, forecasts and assumptions involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in our markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations, our relatively limited operating history in Europe, failure of acquired properties to perform as expected; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Digital Realty Trust, Inc. Announces Acquisition of Two Properties in United States and Western Europe

October 5, 2005

natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500